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Exhibit 99.1



PRESS RELEASE                                        For Immediate Release
CONTACT:                                             October 28, 1997
Debbie Case, Media Relations, (513) 763-1920
Julie Lerner, Investor Relations, (513) 763-1490


                KENDLE SIGNS LETTER OF INTENT TO ACQUIRE CONTRACT
                              RESEARCH ORGANIZATION

Cincinnati, Ohio - Kendle International Inc., (NASDAQ: KNDL), a leading full-service clinical development organization headquartered in Cincinnati, Ohio, today announced the signing of a non-binding letter of intent to acquire 100% of the stock of ACER/EXCEL Inc. ("ACER"), headquartered in Cranford, New Jersey. ACER is a full-service CRO, offering Phase II-IV clinical trial management, data collection, statistical analysis, and regulatory document preparation. ACER employs approximately 140 experienced research professionals in its Cranford, New Jersey; New London, Connecticut; and San Diego, California offices. The proposed transaction is subject to the negotiation and execution of a definitive agreement and other approvals.

The transaction would be effected through an exchange of both cash and stock and would be accounted for under the purchase method of accounting. Under the proposed agreement, which is expected to be completed by January 1998, Kendle would acquire ACER for approximately $36 million, consisting of approximately
1.2 million shares of stock and $17 million in cash. The share portion of the consideration is subject to a pricing formula based on the stock's fair market value.

"ACER is an outstanding full-service CRO with highly skilled professionals and particular strengths in data management and statistics," says Kendle CEO Candace Bryan. "This acquisition will enhance our worldwide services with ACER's Pacific Rim presence allowing us to offer clinical trials capabilities on three continents. The acquisition of ACER will also allow us a significant opportunity to expand Kendle's client base. The acquisition is consistent with our overall strategy to do accretive transactions that add quality people to our organization and expand our capabilities both therapeutically and geographically."





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"Kendle's similar corporate culture and vision provides us with the opportunity to continue to grow while maintaining a people-oriented, quality-focused approach to our clients," says Dr. T. Y. Lee, CEO of ACER. "The synergies between the companies will enhance service offerings to the pharmaceutical, biotechnology, and medical device industries on a worldwide basis."

The proposed acquisition would expand Kendle's geographic service capabilities to the Pacific Rim. ACER provides drug development services to the Pacific Rim through a joint venture interest in a CRO headquartered in Beijing, China.

Kendle provides pharmaceutical and biopharmaceutical companies with clinical testing and ancillary services for Phase 1-IV studies. The organization employs approximately 550 research professionals worldwide. With headquarters in Cincinnati, Ohio, Kendle has offices in Princeton, New Jersey; Los Angeles, California; Chicago, Illinois; Munich, Germany; Utrecht, The Netherlands; London, UK; and Milan, Italy.

Information in this press release contains "forward-looking statements". These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, actual operating performance, the ability of the combined businesses to be integrated with Kendle's current operations, the ability to penetrate new markets, the ability of joint venture businesses to be integrated with Kendle`s current operations, and the ability to maintain large client contracts or to enter into new contracts. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its Forms S-1 and S-8.



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